Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-63882, 333-06275, 333-66831, 333-79047, 333-58264, 333-110326 and 333-160102) of Anika Therapeutics, Inc. of our report dated March 13, 2010, with respect to the balance sheets of Fidia Advanced Biopolymers S.r.l. as of December 31, 2008 and 2007, and the related statements of operations and cash flows for the years then ended, which report appears in the Form 8-K/A of Anika Therapeutics, Inc. dated March 15, 2010.

/s/KPMG S.p.A.
Padua, Italy
March 15, 2010